Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	October 29, 2025

FHLB CINCINNATI ANNOUNCES THIRD QUARTER 2025 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the third quarter ended September 30, 2025.
Overview
Throughout the first nine months of 2025, the FHLB successfully delivered on its dual mission of providing ongoing access to liquidity funding for member financial institutions and continuing to support affordable housing and community investment. The FHLB also maintained strong profitability, which enabled it to pay a competitive return to stockholders, make meaningful contributions to affordable housing and strengthen capital by increasing retained earnings.

Operating Results
▪For the third quarter of 2025, net income was $144 million, a decrease of $20 million compared to the third quarter of 2024. For the first nine months of 2025, net income was $438 million, a decrease of $16 million compared to the first nine months of 2024.
▪The decreases in net income in both comparison periods were primarily due to lower average interest rates, which decreased the earnings generated from investing the FHLB's capital in interest-earning assets, and lower spreads earned on mortgage loans held for portfolio. The factors decreasing net income were partially offset by the benefit of higher average interest-earning assets and lower voluntary housing and community investment contributions. Voluntary housing and community investment contributions were lower in the first nine months of 2025 primarily due to timing differences. The FHLB anticipates that voluntary contributions for all of 2025 will be comparable to the levels recorded in 2024.

Financial Condition Highlights
▪Total assets at September 30, 2025 were $135.1 billion, an increase of $2.8 billion (two percent) from year-end 2024.
▪Mission Assets and Activities – comprising the major products we offer to members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – were $132.0 billion at September 30, 2025, a decrease of $3.6 billion (three percent) from year-end 2024. The decrease in Mission Assets and Activities from year-end 2024 was driven primarily by a decline in Letters of Credit. The FHLB's business model is designed to support significant changes in mission asset and activity levels without having to undergo material changes in staffing, operations, risk practices, or general resource needs.

▪Total investments at September 30, 2025 were $47.8 billion, an increase of $2.7 billion (six percent) from year-end 2024, which was primarily driven by an increase in mortgage-backed securities (MBS). Total investments included $20.5 billion of MBS issued by Fannie Mae, Freddie Mac or Ginnie Mae and $27.3 billion of liquidity investments. Liquidity investments can vary significantly on a daily basis to support actual and anticipated borrowing needs of members and to meet all current and anticipated financial commitments.
▪On September 30, 2025, GAAP capital was $6.8 billion, an increase of one percent from year-end 2024. The GAAP and regulatory capital-to-assets ratios were 5.02 percent and 5.05 percent, respectively, at September 30, 2025. Both ratios exceeded the regulatory required minimum of four percent. Retained earnings were $2.0 billion at September 30, 2025, an increase of $0.1 billion (six percent) from year-end 2024. The current amount of retained earnings exceeds the FHLB's minimum policy requirements in order to protect its capital stock against impairment risk and provide for dividend stability.

Dividend
▪The FHLB paid its stockholders a cash dividend on September 18, 2025 at an 8.75 percent annualized rate, which was 4.42 percentage points above the third quarter average Secured Overnight Financing Rate.
Housing and Community Investment
▪Statutory Affordable Housing Program (AHP) Assessments. The FHLB is required to annually set aside 10 percent of its profits to support affordable housing. These funds assist members in serving very low-, low-, and moderate-income households. The FHLB's net income for the first nine months of 2025 resulted in an accrual of $49 million to the AHP pool of funds, which will be awarded to members in 2026 through the AHP offerings. The AHP consists of a competitive program, which supports the creation and preservation of affordable housing, and a homeownership program called Welcome Home, which assists homebuyers with down payments and closing costs.
▪Voluntary Housing Contributions. In addition to the statutory AHP assessment, the Board of Directors may elect to make voluntary contributions to the AHP or other housing and community investment activities. In 2025, the FHLB is committed to making voluntary contributions of $36 million, representing five percent of 2024 earnings. In the first nine months of 2025, the FHLB partially fulfilled its commitment by contributing $21 million to the FHLB's various voluntary housing and community investment programs. The FHLB has also committed to making a $4 million supplemental voluntary AHP contribution in 2025 to ensure the amount of total AHP contributions equals what it would have been absent any voluntary housing contributions, which reduce net income before assessments and statutory AHP assessments. In the first nine months of 2025, the FHLB made a $3 million supplemental voluntary AHP contribution.

The FHLB expects to file its third quarter 2025 Form 10-Q with the Securities and Exchange Commission on or about November 7, 2025.

About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 601 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; pandemics; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30, 2025	December 31, 2024	Percent Change (2)
Total assets	$135,119	$132,328	2%
Advances (principal)	78,652	79,545	(1)
Mortgage loans held for portfolio (principal)	7,914	7,093	12
Total investments	47,814	45,139	6
Consolidated Obligations	126,095	123,327	2
Mandatorily redeemable capital stock	21	14	45
Capital stock	4,853	4,936	(2)
Total retained earnings	1,956	1,839	6
Total capital	6,776	6,737	1
Regulatory capital (1)	6,830	6,789	1

Capital-to-assets ratio (GAAP)	5.02%	5.09%
Capital-to-assets ratio (Regulatory) (1)	5.05	5.13

OPERATING RESULTS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Percent Change (2)	2025	2024	Percent Change (2)
Total interest income	$1,579	$1,767	(11)%	$4,725	$5,109	(8)%
Total interest expense	1,383	1,559	(11)	4,140	4,499	(8)
Net interest income	196	208	(6)	585	610	(4)
Non-interest income (loss)	(1)	9	(112)	18	21	(15)
Non-interest expense	35	35	—	116	126	(8)
Affordable Housing Program assessments	16	18	(12)	49	51	(3)
Net income	$144	$164	(12)	$438	$454	(4)

Return on average equity	8.44%	10.01%		8.56%	9.46%
Return on average assets	0.42	0.51		0.43	0.49
Annualized dividend rate	8.75	9.00		8.83	9.00
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the percent change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.
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